SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   March 26, 2009

MagneGas Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35246 US 19 #311 Palm Harbor, FL	34684
(Address of principal executive offices)	(Zip Code)

(Former name, former address, if changed since last report)

(727) 934-9593
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 26, 2009, MagneGas Corporation (the “Company”), entered into an asset purchase agreement (the “Agreement”) with HyFuels, Inc (“HyFuels”) of Palm Harbor FL for the purchase of  certain assets of HyFuels, Inc as they relate to the Magnegas technology for India, Pakistan, Banglesh and Sri Lanka.

The purchase agreement lists the following assets:

HyFuels, Inc permanently transfers to Magnegas Corporation in its totality and irrevocably the entirety of the assets owned by HyFuels, Inc in Jeruz Magnegas Pvt. Limited.   Jeruz Magnegas Pvt. Limited is an India based corporation (located at 8/A, Ground Floor"KARP House", Lal Darwaja, Surat: 395 008, India) that owns all Intellectual Property rights (patents, patent applications, trademark, domain names and technical know-how) for the Magnegas Technology for India, Pakistan, Bangledesh and Sri Lanka only.  The assets transferred from HyFuels, Inc to Magnegas Corporation are as follows:

1)	12.5% equity shares of Jeruz Magnegas Pvt, Limited in the existing issued and paid up capital of Jeruz Magnegas Pvt. Limited;

2)	5% royalties on sales of Magnegas equipment made by Jeruz Magnegas Pvt. Limited.

The consideration to be paid for the Purchased Assets by Purchaser, upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer  and delivery of the Purchased Assets,  the Purchaser shall pay  1,000,000 (one million) restricted shares of the Purchasers common stock, par value $0.001 (the “Common Stock”).

The Company will value the purchased assets (patents) at the value of the common stock, as quoted on the OTCBB exchange at the date of the agreement and in consideration of factors that may affect valuation.  The patents will be capitalized as a non-current asset, at their determined value, corresponding to an equivalent increase in equity.

Item 9.01 Financial Statements and Exhibits

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.
d)	Exhibits:
	NUMBER	EXHIBIT
	10.2	Asset Purchase Agreement: MagneGas Corporation and HyFuels, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MagneGas Corporation

Dated: March 26, 2009	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
Chief Executive Officer

Dated: March 26, 2009	/s/ Luisa Ingargiola
Luisa Ingargiola
Chief Financial Officer